Exhibit 8.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

, 2013

Paragon Shipping Inc.
15, Karamanli Avenue
Voula, 16673
Athens, Greece

Re:	Paragon Shipping Inc.

Ladies and Gentlemen:

We have acted as counsel to Paragon Shipping Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company") in connection with (i) the Company's registration statement on Form F-1 (File No. 333-               )(such registration statement as amended or supplemented from time to time, the "Registration Statement"), as originally filed with the U.S. Securities and Exchange Commission (the "Commission") on April 18, 2013, as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of 2,000,000 shares of common stock, par value $0.001 per share, of the Company (the "Common Shares"), including the related preferred stock purchase rights (the "Rights"), and the prospectus of the Company included in the Registration Statement (the "Prospectus").

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the Prospectus. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and the Company's annual report on Form 20-F for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission on April 3, 2013, as amended on April [18], 2013 (the "Annual Report"), which is incorporated by reference into the Registration Statement, and, in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report under the section entitled "Item 10. Additional Information—E. Taxation" and in the risk factors set forth in the Annual Report entitled (i) "We may have to pay tax on U.S. source income, which would reduce our earnings" and (ii) "U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. shareholders" accurately state our views as to the tax matters therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and the Annual Report.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

SK 25744 0001 1375656